UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013 (December 12, 2013)

ALPHA NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Alpha Place, P.O. Box 16429,

Bristol, VA 24209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 12, 2013, Alpha Natural Resources, Inc. (“Alpha”) and certain of Alpha’s wholly owned subsidiaries entered into an Underwriting Agreement with Barclays Capital Inc. on behalf of itself and as representative of the other underwriters named in Schedule II thereto (collectively, the “Underwriters”), to issue and sell to the Underwriters $300 million aggregate principal amount of Alpha’s 4.875% convertible senior notes due 2020 (the “Notes”). Alpha estimates that the net proceeds from the offering of the Notes will be approximately $288 million (or approximately $332 million if the Underwriters’ over-allotment option with respect to an additional $45 million aggregate principal amount of Notes is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. Alpha intends to use a portion of the net proceeds from the offering to fund purchases of approximately $37 million aggregate principal amount of the Company’s 2.375% convertible notes due 2015 and $186 million aggregate principal amount of the 3.25% convertible notes due 2015 issued by Alpha Appalachia Holdings, Inc., formerly known as Massey Energy Company, a wholly owned subsidiary of Alpha. Any net proceeds from this offering remaining, including if the purchases are not consummated, are intended to be used for general corporate purposes.

The sale of the Notes was made pursuant to Alpha’s registration statement on Form S-3 (No. 333-186990) (the “Registration Statement”) previously filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, including the prospectus dated March 1, 2013, as supplemented by the prospectus supplement dated December 12, 2013, filed with the SEC pursuant to Rule 424(b).

The Underwriting Agreement includes representations, warranties and covenants by Alpha customary for agreements of this nature. It also provides for customary indemnification by each of Alpha and the Underwriters against certain liabilities arising out of, or in connection with, the sale of the Notes and customary contribution provisions in respect of those liabilities. The sale of the Notes closed on December 18, 2013.

The foregoing description of the Underwriting Agreement is a summary and is not meant to be a complete description of this agreement. This description is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, which is attached hereto as Exhibit 1.1, and incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

Supplemental Indenture and the Notes

On December 18, 2013, Alpha, certain of Alpha’s wholly owned domestic subsidiaries, as guarantors (collectively, the “Guarantors”), and Union Bank, N.A., as trustee, entered into a fifth supplemental indenture (the “Fifth Supplemental Indenture”) to the indenture dated June 1, 2011 (the “Base Indenture” and, together with the Fifth Supplemental Indenture, the “Indenture”) governing Alpha’s newly issued Notes.

The Notes are guaranteed on a senior unsecured basis by each of Alpha’s current and future wholly owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s 9.75% senior notes due 2018 and will pay interest semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2014, at a rate of 4.875% per year, and will mature on December 15, 2020.

The Notes will be convertible by the holders beginning on October 15, 2020, or earlier upon the occurrence of certain events. The Notes will be convertible at an initial conversion rate of 107.0893 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $9.34 per share. The initial conversion price represents a premium of approximately 45.0% to the $6.44 per share closing price of Alpha’s common stock on the New York Stock Exchange on December 12, 2013. The conversion rate will be subject to adjustment upon certain events. Upon conversion, the notes may be settled, at Alpha’s election, in cash, shares of Alpha common stock, or a combination thereof.

Subject to earlier repurchase, holders may convert their notes at their option at any time prior to October 15, 2020 only under the following circumstances: (1) the notes will be convertible during any calendar quarter (and only during that quarter) after the calendar quarter ending March 31, 2014, if the closing sale price per share of Alpha’s common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter equals or exceeds 130% of the conversion price in effect on each applicable trading day; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the note measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the note measurement period was less than 98% of the conversion value of the notes on such trading day; and (3) the notes will be convertible upon the occurrence of specified corporate events. During the period from, and including, October 15, 2020 until the close of business on the business day immediately preceding December 15, 2020, holders may convert their notes at any time, regardless of the foregoing circumstances.

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change,” as described in this prospectus supplement, may in certain circumstances be entitled to an increased conversion rate.

The notes are not redeemable at our option prior to maturity, and no sinking fund is provided for the notes.

Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in the Indenture, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are Alpha’s senior unsecured obligations and rank equally with all of Alpha’s existing and future senior unsecured indebtedness. The Notes are effectively subordinated to all of Alpha’s existing and future secured indebtedness and all existing and future liabilities of Alpha’s subsidiaries, including trade payables.

This description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Base Indenture and the Fifth Supplemental Indenture (including the form of Note), which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On December 12, 2013, Alpha issued a press release announcing the pricing of its underwritten public offering of $300 million aggregate principal amount of 4.875% convertible senior notes due 2020 (or $345 million if the underwriters’ over-allotment option will be exercised in full). The notes are guaranteed on a senior unsecured basis by each of Alpha’s current and future wholly owned domestic subsidiaries that guarantee Alpha’s obligations under Alpha’s 9.75% senior notes due 2018. A copy of Alpha’s press release is filed as Exhibit 99.1 hereto.

Item 9.01	Exhibits.

(d) Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, Alpha has filed certain agreements as exhibits to this Current Report on Form 8-K. These agreements may contain representations and warranties by the parties. These representations and warranties have been made solely for the benefit of the other party or parties to such agreements and (i) may have been qualified by disclosure made to such other party or parties, (ii) were made only as of the date of such agreements or such other date(s) as may be specified in such agreements and are subject to more recent developments, which may not be fully reflected in Alpha’s public disclosure, (iii) may reflect the allocation of risk among the parties to such agreements and (iv) may apply materiality standards different from what may be viewed as material to investors. Accordingly, these representations and warranties may not describe Alpha’s actual state of affairs at the date hereof and should not be relied upon.

Exhibit No.	Description

1.1*	Underwriting Agreement, dated December 12, 2013, among Alpha, certain of Alpha’s wholly owned subsidiaries, as guarantors, and Barclays Capital Inc., on behalf of the Underwriters.

4.1	Indenture, dated as of June 1, 2011, among Alpha Natural Resources, Inc., the Guarantors named therein and Union Bank, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 of Alpha’s Current Report on Form 8-K filed on June 1, 2011).

4.2*	Fifth Supplemental Indenture, dated as of December 18, 2013, among Alpha Natural Resources, Inc., the Guarantors named therein and Union Bank, N.A., as trustee.

4.3*	Form of 4.875% Convertible Senior Note due 2020 (included in Exhibit 4.2).

5.1*	Opinion of Cleary Gottlieb Steen & Hamilton LLP, dated as of December 18, 2013.

23.1 *	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

99.1 *	Press Release dated December 12, 2013.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

December 18, 2013	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary